UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 29, 2004

Red Hat, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-26281	06-1364380
(State or Other Jurisdiction of Incorporation	(Commission File Number)	(IRS Employer Identification No.)

1801 Varsity Drive, Raleigh, North Carolina	27606
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (919) 754-3700

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On September 29, 2004, Red Hat, Inc., a Delaware company (the “Company”) entered into a definitive Asset Purchase Agreement with Netscape Communications Corporation and America Online, Inc. to acquire substantially all of the assets of their former Netscape Security Solutions unit. The products to be acquired are derived from the former Netscape Enterprise Suite and include Netscape Directory Server and Netscape Certificate Management System. Red Hat plans to start marketing these products as part of its Open Source Architecture over the next 6 to 12 months.

Red Hat’s acquisition of the Netscape Security Solutions assets is expected to be completed in Red Hat’s third fiscal quarter of 2004. The aggregate purchase price payable by Red Hat upon completion of the acquisition is $20.5 million in cash. An additional $2.5 million would be payable by Red Hat contingent on certain future customer orders being placed on or before April 30, 2005. The acquisition is subject to customary conditions to closing but is not subject to any further Board or stockholder approvals of any of the parties.

A copy of the press release announcing the Asset Purchase Agreement is filed as Exhibit 99.1 to this report and incorporated herein by this reference.

Item 9.01 Financial Statements and Exhibits

(c)	Exhibits

Exhibit 99.1	Company Press Release, dated September 30, 2004

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RED HAT, INC.

Date: September 30, 2004	By:	/s/ DeLisa K. Alexander
	Name:	DeLisa K. Alexander
	Title:	Assistant Secretary

EXHIBIT INDEX

Exhibit No.	Description
99.1	Company Press Release, dated September 30, 2004